Exhibit 4.1.7
ELEVENTH SUPPLEMENTAL INDENTURE
Eleventh Supplemental Indenture (this “Supplemental Indenture”), dated as of March 8, 2024, among Teleflex Life Sciences II LLC (the “Guaranteeing Subsidiary”), a Delaware limited liability company and a subsidiary of Teleflex Incorporated, a Delaware corporation (the “Company”), the Company and Computershare Trust Company, N.A. (as successor to Wells Fargo Bank, National Association), as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Base Indenture”), dated as of May 16, 2016, and a Fourth Supplemental Indenture, dated as of November 20, 2017 (the “Fourth Supplemental Indenture” and, together with the Base Indenture and as further amended or supplemented from time to time prior to the date hereof, the “Indenture”), providing for the issuance and guarantee of 4.625% Senior Notes due 2027 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and
WHEREAS, pursuant to Section 10.01 of the Fourth Supplemental Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Fourth Supplemental Indenture including but not limited to Article 9 thereof.
3.No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4.NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
5.Counterparts. The parties may sign any number of copies of this Supplemental Indenture, including by electronic signature. Each signed copy shall be an original, but all of them together represent the same agreement.
6.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
7.The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.
Dated: March 8, 2024
TELEFLEX LIFE SCIENCES II LLC
By:    /s/ Matthew Howald
Name: Matthew Howald
Title:     Vice President and Treasurer

TELEFLEX INCORPORATED
By:    /s/ Matthew Howald
Name: Matthew Howald
Title:      Vice President and Treasurer

COMPUTERSHARE TRUST COMPANY, N.A.
as Trustee
By:    /s/ Niki Austin
Authorized Signatory
    Niki Austin
    Vice President
[Eleventh Supplemental Indenture (2027 Notes)]